FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of October 23, 2019, to the Fund Administration Servicing Agreement, dated as of January 18, 2010 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Exhibit A hereto, as maybe amended from time to time (each a “Fund” and collectively the “Funds”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the Jensen Global Quality Growth Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with First Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS    U.S. BANCORP FUND SERVIUCES, LLC

By: /s/ John P. Buckel                    By. /s/ Anita M. Zagrodnik

Printed Name: John P. Buckel                Printed Name: Anita M. Zagrodnik

Title: President                    Title: Sr. VP

First Amended Exhibit A
to the
Fund Administration Servicing Agreement - Trust for Professional Managers

Fund Names

Name of Series

Jensen Value Fund
Jensen Global Quality Growth Fund